Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-184193
Dated January 29, 2013

PowerSharesETNs.com - US Inflation Deflation

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The PowerShares DB US Inflation Exchange Traded Notes (Symbol:INFL)(the
"Inflation ETNs") and PowerShares DB US Deflation Exchange Traded Notes (Symbol:
DEFL) (the "Deflation ETNs," together with the Inflation ETNs the "ETNs") are the first exchange-traded products to provide investors with direct exposure to
US inflation or deflation expectations.

The Inflation ETNs and Deflation ETNs are based on the DBIQ Duration-Adjusted
Inflation Index (the "long inflation index") and the DBIQ Duration-Adjusted
Deflation Index (the "short inflation index", together with the long inflation index, the "inflation indexes"), respectively, which are intended to capture movements, whether up or down, in US inflation expectations or deflation expectations, as applicable.

The ETNs are senior unsecured obligations issued by Deutsche Bank AG, London
Branch that are linked to the month-over-month returns, whether positive or negative, on the DBIQ Duration-Adjusted Inflation Index and the DBIQ
Duration-Adjusted Deflation Index.

The inflation indices aim to track changes in the market's expectations of future inflation implied by the difference in yields between Treasury
Inflation-Protected Securities (TIPS) and U.S. Treasury bonds with approximately equivalent terms to maturity. A combination of offsetting short and long notional positions in TIPS and Treasury Bond Futures is one way in which this expectation of future inflation may be measured. If the market's expectation of future inflation increases, TIPS are likely to outperform U.S. Treasury bonds with approximately equivalent terms to maturity. If the market's expectation of future inflation decreases, TIPS are likely to underperform U.S. Treasury bonds with approximately equivalent terms to maturity. Therefore, to gain exposure to the market's expectation that future inflation will increase, the Inflation ETNs take a notional long position in TIPS and a notional short position in U.S.
Treasury bonds with approximately equivalent terms to maturity. To gain exposure to the market's expectation that future inflation will decrease, the Deflation
ETNs take a notional short position in TIPS and a notional long position in U.S.
Treasury bonds with approximately equivalent terms to maturity.

If the daily repurchase value of the securities is above $100.00 for three consecutive trading days or is below $25.00 for three consecutive trading days,
Deutsche Bank AG, London Branch will automatically effect a 2 for 1 split or a 1 for 2 reverse split of the securities, respectively. Because the index multiplier remains constant at 0.10 per security, a mandatory split or reverse split will have the effect of increasing or decreasing an investor's exposure to the applicable inflation index, respectively.

Investors may redeem the ETNs in blocks of 50,000 securities and multiples of
25,000 securities in excess thereof, subject to the procedures described in the pricing supplement. Redemptions may include a fee of up to $0.075 for each security that is redeemed or a fee of up to $0.50 if an investor offers in excess of 500,000 securities for redemption on any repurchase date.

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  Fact Sheet Prospectus  Download Historical Repurchase Value
----------------------- -------------------------------------
Financial Details
                        INFL         DEFL         -   -
                             1/28/2013 1/28/2013 - -
Last Update
                        10:42 AM EST 12:00 AM EST -   -

http://beta.powersharesetns.com/portal/site/etns/usinflationdeflation

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PowerSharesETNs.com - US Inflation Deflation

Price                          51.12     46.94                         -   -
Indicative Intra-day Value     51.33     46.49                         -   -
Last End of Day RP Value       51.2797   46.5535                       -   -
Last Date for End of Day Value 1/25/2013 1/25/2013                     -   -
ETN History as of 12/31/2012(1) (Growth of $10,000 since Dec. 5, 2011)

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PowerShares DB US                   ETN Performance and Index History(%)(1)
Inflation/Deflation ETN and Index     As of 12/31/2012
                                         1 Year 3 Year 5 Year 10 Year Inception
Data                                ETN Performance
Ticker Symbols                      US Inflation ETN         4.85 - - -  0.99
US Inflation ETN              INFL  US Deflation ETN        -8.42 - - - -4.94
US Deflation ETN             DEFL
                                    Index History
Intraday Indicative Value Symbols
                                    Long Inflation Index     5.51 - - -  1.65
US Inflation ETN            INFLIV
                                    Short Inflation Index   -7.94 - - - -4.35
US Deflation ETN           DEFLIV
CUSIP Symbols                       Comparative Indexes(2)
US Inflation ETN       25154W225    SandP 500 Index         16.00 - - - 15.02
US Deflation ETN       25154W217    Barclays Capital U.S.    4.22 - - -  4.84
                                    Aggregate
Details
                          $50.00 per INFL Index Weights
ETN price at inception
                            security As of 1/24/2013
Inception date         12/05/2011   Contract      Contract Expiry Date Weight(%)
Maturity date          11/30/2021   Security      Maturity/Expiry      Notional
Yearly investor fee         0.75%   TII 0 3/4 02/15/42     FEB42         9.97603
Listing exchange        NYSE Arca   TII 0 1/8 04/15/17     APR17        39.90414
DBIQ Duration-                      TII 0 1/8 07/15/22      JUL22       49.88018
Adjusted Inflation      DBLNLINF
Index                               US 5 Yr Note Future    MAR13       -35.83012
                                    US 10 Yr Note
DBIQ Duration-                                             MAR13       -63.91641
Adjusted Deflation      DBLNSINF    Future
Index                               US Ultra Bond          MAR13       -10.97150
                                     Future
Issuer
Deutsche Bank AG, London Branch   DEFL Index Weights
Senior Unsecured Obligations      As of 1/24/2013
                                  Contract  Contract Expiry Date      Weight (%)
Risks                             Security  Maturity/Expiry           Notional
                                  TII 0 3/4 02/15/42      FEB42        -9.97603
   Non-principal protected
                                  TII 0 1/8 04/15/17      APR17       -39.90414
   Subject to an investor fee
                                  TII 0 1/8 07/15/22       JUL22      -49.88018
   Limitations on redemption
                                  US 5 Yr Note Future     MAR13       35.83012
   Concentrated exposure          US 10 Yr Note
   Credit risk of the issuer      Future                  DEC12       63.91641
   Issuer call right              US Ultra Bond
                                                          DEC12       10.97150
                                   Future

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1/28/2013

PowerSharesETNs.com - US Inflation Deflation

Benefits

Source: Invesco PowerShares, Bloomberg L.P.

Relatively low cost
Intraday access   (1) ETN performance figures are based on repurchase value.
Listed            Repurchase value is [the current principal amount x (1 + TBill index  return on such  trading  day) + index  multiplier  []
                    applicable  inflation  index  return on such trading day] []
                    fee   factor.   See  the   prospectus   for  more   complete
                    information. Index history is for illustrative purposes only
                    and  does  not  represent   actual  ETN   performance.   The
                    publication  date of the  DBIQ  Duration-Adjusted  Inflation
                    Index  and the  DBIQ  Duration-Adjusted  Deflation  Index is
                    7/25/2011. ETN Performance is based on gain or loss of $0.10
                    per  security  for  each  1  point   increase  or  decrease,
                    respectively,  in  the  level  of the  applicable  inflation index, plus the income accrued from a notional investment of the value of the  securities,  as determined on each monthly rebalancing date, in 3-month United States Treasury bills on a rolling  basis,  as  represented  by the DB 3-Month T-Bill
                    Index (the "TBill index"), less an investor fee.

                    Index history does not reflect any transaction costs or
                    expenses. Indexes are unmanaged, and you cannot invest
                    directly in an index. PAST PERFORMANCE DOES NOT
                    GUARANTEE FUTURE RESULTS.

                    (2) The SandP 500([R]) Index is an unmanaged index used as a measurement  of change in stock market  conditions  based on the performance of a specified  group of common stocks.  The
                    Barclays Capital U.S.  Aggregate Index is an unmanaged index considered  representative  of  the  U.S.  investment-grade, fixed-rate bond market.  Correlation indicates the degree to which two investments  have  historically  moved in the same
                    direction  and  magnitude.   Volatility  is  the  annualized
                    standard deviation of index returns.

                    Deutsche  Bank AG,  London  Branch has filed a  registration statement  (including  a  prospectus)  with  the SEC for the offering  to which this  communication  relates.  Before you invest,  you should read the prospectus and other  documents filed by Deutsche  Bank AG,  London Branch for more complete information about the issuer and this offering.  You may get
                    these documents for free by visiting  powersharesetns.com  |
                    dbfunds.db.com/notes   or  EDGAR  on  the  SEC   website  at
                    www.sec.gov.  Alternatively, you may request a prospectus by
                    calling  800 983 0903 | 877 369 4617,  or you may  request a
                    copy  from  any  dealer   participating  in  this  offering.
                    Important  Risk  Considerations  The  ETNs  offer  investors exposure  to the  month-over-  month  performance  of  their respective inflation index and the month-over-month  returns on the TBill index,  measured from the first calendar day to the last calendar day of each month,  less the investor fee.
                    The inflation indices are intended to rise and fall based on changes in the market's  expectations  about future rates of inflation,  and are  therefore  distinct  from the U.S. City
                    Average  All  Items  Consumer  Price  Index  for  All  Urban
                    Consumers  (the "CPI"),  the commonly  known  consumer price index,  which  is used to  track  current  inflation  in the
                    United  States.  Unlike TIPS,  which are intended to provide inflation protection,  the ETNs allow investors to take long or short  exposure to changes in the  market's  expectations about inflation and do not guarantee any return of principal at maturity.  Investors  should  consider  their  investment horizon as well as potential  trading costs when  evaluating an investment in the ETNs and should regularly monitor their holdings of the ETNs to ensure  that they remain  consistent with their investment strategies.

                    The ETNs are senior  unsecured  obligations of Deutsche Bank
                    AG, London Branch, and payment of the amount

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1/28/2013

PowerSharesETNs.com - US Inflation Deflation

due on the ETNs is entirely  dependent  on  Deutsche  Bank AG,  London  Branch's ability to pay. The rating of Deutsche  Bank AG, London Branch does not address, enhance or affect the  performance  of the ETNs  other  than  Deutsche  Bank AG,
London  Branch's  ability to meet its  obligations.  The ETNs are  riskier  than ordinary  unsecured debt securities and have no principal  protection.  Risks of investing  in the ETNs  include  limited  portfolio  diversification,  uncertain principal  repayment,  uncertain  tax  treatment,  strategy  risk,  trade  price fluctuations,  illiquidity  and  credit  risk.  Investing  in  the  ETNs  is not equivalent to a direct  investment in the inflation indices or components of the inflation  indices.  The  investor  fee will reduce the amount of your return at maturity  or upon  repurchase  of your ETNs  even if the  value of the  relevant inflation index has increased.  If at any time the repurchase  value of the ETNs is zero,  the relevant  ETNs will be  accelerated  and you will lose your entire investment  in such ETNs.  An  investment  in the ETNs is not  suitable  for all investors.

The ETNs may be sold  throughout  the day on NYSE  Arca  through  any  brokerage account. Ordinary brokerage commissions apply. Sales in the secondary market may result in losses. There are restrictions on the minimum number of units that you may redeem  directly with Deutsche Bank AG, London  Branch,  as specified in the applicable pricing supplement.

The ETNs are  concentrated in TIPS and U.S.  Treasury bonds. The market value of the ETNs may be influenced by many unpredictable factors, including, among other things,  U.S.  government  fiscal  policy and  monetary  policies of the Federal
Reserve Board, inflation and expectations concerning inflation,  interest rates, and supply and demand for TIPS and U.S. Treasury bonds.

PowerShares[R]  is  a  registered   trademark  of  Invesco  PowerShares  Capital
Management  LLC.  Invesco  PowerShares  Capital  Management  LLC is an indirect, wholly owned  subsidiary of Invesco Ltd. An investor  should  consider the ETNs'
investment objectives, risks, charges and expenses carefully before investing.

An investment in the ETNs involves  risks,  including the loss of some or all of the principal amount. For a description of the main risks, see "Risk Factors" in the applicable pricing supplement and the accompanying prospectus supplement and prospectus.

Not FDIC Insured -- No Bank Guarantee -- May Lose
Value

This material must be accompanied or preceded by a prospectus. Before investing, please read the prospectus carefully.

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1/28/2013